24096 – 170th Avenue Fergus Falls, MN 56537 Phone: 218 998-4301 Fax: 218 998-4302 ahicks@otaellc.com www.ottertailethanol.com

February 26, 2010

Dear Member:

In an effort to keep you informed of current developments in the Otter Tail Ag Enterprises, LLC (OTAE or Company) bankruptcy situation, I would like to take a few moments to explain the present status of the Company's bankruptcy filing.

Disclosure Statement

The Company has a 120 day period from the date of its bankruptcy filing in which it is permitted an exclusive right to present a reorganization plan to the bankruptcy court.  Since this exclusivity period expires at the end of February 2010, it is OTAE's intention to file the Disclosure Statement (a document containing information for the benefit of creditors seeking their approval, but not confirmed by the bankruptcy court) together with the reorganization plan by the required date of February 28, 2010.  A hearing date on the reorganization plan will be scheduled approximately four to five weeks following the reorganization plan filing. At this initial hearing, OTAE’s creditors will have an opportunity to discuss the content of the reorganization plan and their proposed treatment within the plan. A second hearing on confirmation of the reorganization plan will be scheduled four to five weeks after this initial hearing. The Company believes the entire confirmation process will take some 60 to 70 days, depending on scheduling.  The time frames discussed above may change depending on the Court’s availability and the degree of any opposition the Company may encounter in seeking approval of the Disclosure Statement or the Plan of Reorganization.

The current plan has support of certain OTAE creditors but not all, which means it is likely to be “contested.”  During this process, OTAE will have the opportunity to continue negotiating with affected parties; however, in order for the reorganization plan to be confirmed, it will likely need the support of any significant dissenting creditors, or OTAE will be required to prove that the plan’s treatment of those creditors is fair and equitable. An inability to obtain the support of the majority of creditors could prevent confirmation of the Company's plan.  The Company has been engaged in a lengthy process to achieve a fully pre-negotiated plan with all creditors, but has been unable to reach a consensus.  Thus, the reorganization plan will be worked through the court process, which is unfortunately a time consuming and expensive process.

Investors

In connection with the filing of the bankruptcy plan, the Company has to raise capital in the form of additional equity investment, and is presently targeting $12,000,000 as its capital raising goal.  Any qualified investor that is a Minnesota resident will be able purchase units at the opening of the offering.  The offering materials will give further details on the opportunity and how to invest, but members seeking an opportunity to re-invest will have to make sure they act fast.

Investment Prospectus

OTAE is drafting an Investment Prospectus (Prospectus) for submission to the State of Minnesota for approval to issue 24,000,000 units at a value of $0.50 divided into two classes of membership interests, Class B units and Class C units. Once the Company obtains effectiveness of the Prospectus, it will then be allowed to solicit investments. It is anticipated that it will take approximately two to three weeks to obtain effectiveness and be able to seek investors.  Upon approval of the Prospectus, the Company will be holding meetings to present the Prospectus, go over highlights and answer questions about the investment opportunity, units will be sold on a first come first served basis to qualified Minnesota investors. OTAE will be requesting a minimum of 10% subscription deposit, which will be deposited into a separate escrow account with certain conditions limiting release. If the Company's reorganization plan is not eventually approved in a form that is substantially similar to the reorganization plan submitted in the Prospectus, OTAE will need to seek approval of each investor to confirm their investment. Should the Company fail in obtaining approval of its plan, a full refund of the deposited amount will be returned to the subscriber. OTAE intends to distribute the Prospectus at a number of to-be-scheduled informational meetings.  The Prospectus and its exhibits will be substantial documents covering the reorganization plan as well as the risks associated with the investment.

Conclusion

The Company remains on track to meet timelines for documentation and filings. As a word of caution, OTAE cannot guarantee that it will be successful in obtaining the support of its reorganization plan from a sufficient number of creditors or that the reorganization plan as filed will be confirmed either in entirety or in an amended format. Rather, the Company remains at risk of not having a reorganization plan approved, and not being able to move forward with its restructuring. The Company remains optimistic, but wishes to be realistic as well.

We look forward to scheduling the investment informational meetings once we know that the Prospectus is declared effective by the appropriate regulatory authorities and available for circulation.

I remain
Yours Faithfully
Anthony J Hicks
Chief Executive Officer

Except for historical information contained herein, the statements in this information release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include our possible inability to obtain court approval for our reorganization plan, our ability to emerge successfully from bankruptcy, our expectations regarding future costs and revenues and consumer demand for ethanol. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2009. The information contained in this release is accurate only as of the date issued. Investors should not assume that the statements made in these documents remain operative at a later time. Otter Tail Ag Enterprises, LLC undertakes no obligation to update any information contained in this release.